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                     December 4, 2020

       Bryan McKeag
       Chief Financial Officer
       HEARTLAND FINANCIAL USA INC
       1398 Central Avenue
       Dubuque, Iowa 52001

                                                        Re: HEARTLAND FINANCIAL
USA INC
                                                            Form 10-Q for the
Quarter Ended September 30, 2020
                                                            Filed November 5,
2020
                                                            File No. 001-15393

       Dear Mr. McKeag:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance